EXHIBIT 99.2

Oregon Steel Mills, Inc.
Earnings Conference Call for quarter ended March 31, 2003
April 30, 2003


Presentation

Operator: Good morning. My name is Carmen and I will be your conference facilitator today. At this time, I would like to welcome everyone to the First Quarter Oregon Steel Mills Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press "*", then the number "1" on your telephone keypad. If you would like to withdraw your question, press the "#" key. Thank you Mr. Corvin, you may begin your conference.

Joe Corvin: Good morning and welcome to the Oregon Steel Mills Conference Call. Joining me are Ray Adams, Vice President-Finance and Chief Financial Officer; Vicki Tagliafico, Vice President of Corporate Affairs; and Rob Simon, Vice President and General Manager of our Rocky Mountain Steels Mills Division. Before commenting on our first quarter, let me state that today's conference call will also include certain guidance for the year 2003. Other than our comments on historical results, the comments we make today constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, including our expectations as to future shipments, product mix, pricing costs, operating profits, and capital investments. While we believe these expectations are reasonable, we cannot assure you that they will prove to have been correct. They are based on a number of assumptions and estimates that are inherently subject to economic, competitive, and operational risks, uncertainties, and contingencies -- all of which are beyond our control and upon assumptions with respect to future business decisions that are subject to change. For more detailed information, we encourage you to review the discussion of risk, which may cause results to differ materially, in our Form 10-K for the year ended December 31, 2002. Forward-looking statements will be identified as such with words such as "I expect," "I anticipate," "I believe," or similar qualifications.

I would like to begin now with an overview of first quarter and the year 2003 outlook. Earlier this morning, we reported a net loss of $9 million, a negative 34 cents per share for the first quarter of 2003. As we predicted earlier this year, weak market conditions and rising costs negatively impacted our results. We were faced with a number of cost challenges during the quarter, including lower-than-expected volumes at the Oregon Steel Division, major maintenance downtime at our Napa Pipe Mill, higher energy cost, higher scrap cost, and higher slab cost. Plate and welded pipe markets were extremely weak during the first quarter in both demand and pricing. In addition, the 2002 pipe volumes at the Kern River project dictated that we perform major maintenance at our Napa facility during the first quarter of 2003. This further reduced pipe volumes during the first quarter. As we stated in our press release, large-diameter pipe volumes for the quarter were one-half of those experienced during 2002 and 65% less than fourth quarter 2002 shipments. As a result, overall shipments out of the division decreased 26% from the first quarter of 2002 and 34% from the fourth quarter of 2002. The pricing in the plate coiled market could not support additional volumes to offset the decline in pipe production. In response to the poor market condition in the pipe, plate, and plate coiled markets, Portland Steelworks ran at

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reduced plate volumes during the first quarter of 2003. Purchased slab costs increased approximately $55 per ton year-over-year and scrap costs increased $30 per ton in the Oregon Steel Division. The effect of reduced volume and higher raw material costs increased our overall average plate cost by approximately $58 per ton year-over-year.

As stated earlier, pipe volumes were down substantially at the Napa Pipe Mill. Napa took advantage of low production levels to perform extensive maintenance work during the months of January and February. Napa also incurred costs related to a flood which occurred in March. As a result of low volumes and maintenance, manufacturing costs at Napa were 27% higher than the first quarter of 2002.

Energy cost at the Oregon Steel Division rose slightly during the quarter but did not significantly affect manufacturing cost. The combination of negative market conditions and higher costs significantly impacted the operating results of the Oregon Steel Division. At the Rocky Mountain Steel Division, markets and pricing for rail and rod remained good. Costs were impacted by rising scrap costs and high energy costs. Scrap prices were up approximately $20 per ton year-over-year. Electricity cost increased approximately 24% year-over-year, with natural gas cost up 30% -- 36% year-over-year.

Our manufacturing processes depend heavily on electricity and natural gas; therefore, these increases had a significant impact on the bottom line at Rocky Mountain Steel Mills. The rod mill had record volumes and shipments in March of 2003. The increased volumes helped to offset the impact of higher scrap and energy costs in the mill. During the first quarter of 2003, approximately 32% of Rocky Mountain Steel Mills rail shipments were premium rail. The mills shipped 113,000 tons to customers in Canada, Mexico, and the United States. During the first quarter of 2003, Rocky Mountain Steel Mills announced a price increase in rod to offset some of the impact of higher scrap prices. As a result, pricing improved during the quarter. Approximately 70% of the rod ton shipped during the first quarter were in value-added products. Rod continues to be one of the bright product spots in the company's mix of products.

In summary, first quarter results reflect the squeeze on margins of negative market conditions and lower volumes in plate and pipe at the Oregon Steel division and rising costs in raw materials in both divisions and energy cost at the Rocky Mountain Steel Mills Division. As we look forward, we believe that raw material will begin to stabilize. We see slab prices are already showing indications of decreasing as we move into the second quarter, while natural gas cost should also begin to decline. Electricity costs at our Rocky Mountain Steel Mills Division do not show signs of decreasing. I would like to turn now to our market assessment for the remainder of the year.

As we look at our various product offerings, expectations are mixed. At the Oregon Steel Division, we believe plate pricing will remain stable. Our order book is beginning to fill up and we are cautiously optimistic about improved demand. Welded pipe markets for the balance of the year are expected to remain soft. In the second quarter, the mill will manufacture and ship the pipe for the Cameron Highway Project, which was announced last year. Currently pipe shipments for Napa in the second quarter should be the strongest of the year. We have reduced our estimate of welded pipe shipments for Napa and Camrose for the year 2003 to approximately

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240,000 tons. Some of the events which could positively impact pipe shipments during 2003 are a roll forward of pipe projects scheduled for years 2004 and 2005, and the proposed pipeline safety rules. Currently there are proposed pipeline integrity rules, which will require pipeline companies to spend over $2 billion to upgrade the existing pipelines and bring them within safety guidelines, which are currently being drafted. These rules are scheduled to become final in November, December of 2003. We believe this is good news for the Napa Pipe-Mill as some 170,000 miles of projected transmission pipe is involved. However, our current thinking is that this is more likely to impact 2004 shipments rather than those of 2003. In addition, there are some promising new projects out into 2004 which favor our competitive position geographically.

We are also pursuing international pipe project. As you know the fortunes at Napa can improve substantially with one significant order. Again, we believe that plate pricing will remain stable, and we are experiencing some increase in demand. We do have some bright spots in our western markets, primarily in the transportation sector. Demand in other areas will be impacted by excess plate supplies. We are increasing our output of plate coil and expanding our market opportunities. Our strategy remains to emphasize consistency in quality, customer service, and competitive pricing throughout the business cycle. We are also focusing on growing participation in the western coil markets. I will return to our strategy for that at the end of the market overview. At the Rocky Mountain Steel Division, we still expect to ship more than 350,000 tons of rail to the North American market for 2003. We continue to work with the major railroads on the development of new premium rail products to enhance the availability of rail beyond today's standards. Our ability to supply all gauge of rail to the railroad industry allows us to be the number one supplier in the market. Our outlook for rod remains good. We expect to see further price improvements during the second quarter. We also expect demand for shipments of specialty rod to dominate our rod offering.

I would now like to return to the Oregon Steel Division and talk about increase in opportunities that we see for coil in the western markets. As many of you know, there is only one producer of coil on the West Coast since the shuttering of Geneva Steel last year. ESI, which is gas producer, utilizes much of its yield product downstream in the cold-rolled and galvanized processes. We believe that this leaves a void in the marketplace and an opportunity for Oregon Steel. We are taking advantage of this period of low plate and pipe demand to dedicate efforts to broaden our product range to meet the needs of western customers. We are utilizing this time to develop operating practices and procedures which will allow us to expand our coil and plate offerings and to be ready to meet customer needs as the economy expands. Through this process, we will enlarge and further enhance our product offerings. I want to emphasize that we have not moved away from our strategy regarding specialty plate steel. However, that market has real growth potential and in fact, has shrunk some due to the commoditization of some specialty products. We believe that developing our capability of being a consistent supplier of coil to the western markets in addition to plate products, will allow us to even out our production base and make us less dependent on the vagaries of the pipe market.

Another significant advent of the first quarter was the settlement we reached with the EPA on the remaining environmental issues at Rocky Mountain Steel Mills. This agreement overlaps with the previously agreed settlement with the Colorado Department of Public Health reached last year. This should put to rest all outstanding air emission issues at the facility. As a result of these

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settlements, Rocky Mountain Steel Mills is installing a single state-of-the-art furnace and emission controlled system, which will put us to substantially below current permit levels for emission. We expect to spend approximately $20 million on the furnace and emission control system with the dollars being spent in 2002, 2003, and 2004. The project is scheduled to be completed and installed by mid 2004. We believe that this new furnace will be more operationally energy efficient than our current two furnace operation.

I would like to say a few words about our labor dispute with the united steel workers. We continue to meet with their representatives in an attempt to resolve our longstanding labor dispute. In spite of the tough industry environment that we are in, we are optimistic that this can be resolved, and I will now open it up to questions.

Question and Answer

Operator: At this time I would like to remind everyone, in order to ask a question, please press "*", then the number "1" on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question is from Brett Levy of Royal Bank of Canada.

Brett Levy: Hey guys, you had talked about the Cameron Highway Project coming--

Joe Corvin: Hello...

Operator: Hello, Mr. Levy.

Joe Corvin: Yeah we just lost him.

Operator: Okay we'll go to the next question, and that will be from Andy Petitjean of Goldman Sachs.

Andy Petitjean: Good morning it's Andy Petitjean from Goldman Sachs.

Joe Corvin: Good Morning.

Andy Petitjean: A quick question about working capital, I noticed inventories were still a little high at the end of the first quarter. Do you expect working capital to come down and be a source of cash over the next few quarters?

Joe Corvin: Yeah, we think our inventories will probably continue to come down another $15 million between now and the end of the year. It is little bit difficult in the time when that's actually going to happen because it is going to be dependent upon production particularly out of our Portland Mill, but yeah, we expect to generate cash and working inventory as year goes on.

Andy Petitjean: Okay thanks. Regarding your rail contracts out of RMSM, are there pass-throughs for increased scrap cost in those contracts?

Joe Corvin: Yes there is.

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Andy Petitjean: And do those come into play? Is there any kind of lag or is that already seen in the first quarter?

Joe Corvin: There has been some; it's in the first quarter. You know, scrap is starting to come down so we don't expect that there will be any additional pass-throughs for the rest of the year because scrap is beginning to come down.

Andy Petitjean: Great, thanks. I will get back in the queue.

Operator: Your next question is from Kate Jaquet of Seneca Capital.

Kate Jaquet: Hi. I was just wondering if you give us CAPEX numbers for the quarter and then just an update on what your CAPEX expectation is for the full year 2003 and 2004 incorporating the Rocky Mountain expense?

Corporate Participant: We think that capital spending for the year is going to be about $30 million. Depreciation is going to be about $44 million. Net spending was about $8 million in the first quarter.

Kate Jaquet: And is that $30 million number okay you use in '04 as well?

Corporate Participant: No, I think that's a little bit high. I think we'll probably take it down between $20-$25 million as we wind down the project in [inaudible].

[Kate Jaquet]: Great. Can you just expand a little bit on the flooding happened at the Oregon Mill and what sort of destruction that caused -- just a couple of days or--?

Joe Corvin: Well, there really wasn't any destruction. They had a real severe storm in Northern California, and we had flooding -- had a couple of feet of water. It really was an interruption of production for a number of days as we dried out electrical motors and those kind of things, but it did impact us but not to that -- not to a large degree.

Kate Jaquet: Thank you very much.

Operator: Your next question is from Bruce Klein of CSFB.

Bruce Klein: Hi. Good morning. I was just wondering if you could help us with -- if you have slabs, scrap, and energy impact in the sequential quarter versus the fourth quarter?

Joe Corvin: I'm not sure I understand the question, you are asking is --

Bruce Klein: What was the impact of slabs separately scrap and energy in the first quarter versus the fourth quarter?

Joe Corvin: This in a raw dollar form.

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Bruce Klein: Yeah, do you have those pieces -- I'm trying to bridge the EBITDA quarter-to-quarter?

Corporate Participant: No, we don't have that detail right now. I guess, if you want to get that detail you can call us back a little bit later, we will get it for you.

Bruce Klein: Okay, and with regards to -- in terms of what -- in terms of market intelligence system in the rail market, I mean do you hear anything more about Steel Dynamics and what they are trying to do and how do you think your position is to be there, I in rail side?

Joe Corvin: I think that, you know, Steel Dynamics is -- has talked about their rail, you know, they I think are forecasting some small amount of rail to be produced this year, I think it's going to be primarily directed at metropolitan use. They have to go through the qualifying phase if they are going to be a supplier to railroads they haven't done that. As far as I know they haven't made any rails. Again, we have an extremely strong position; we are the number one supplier of specialty rail and rail to the large railroads and we believe that we are going to continue to hold that position. At some point in time -- there are currently I guess three domestic suppliers. There is ISG and Steel Dynamics although they haven't supplied any rail, and we believe that when this all shakes out that there is probably going to be two suppliers and we are going to be one of them and we are going to be the dominant one.

Bruce Klein: Okay, and lastly, just in terms of the bank covenants, what is the interest coverage test for growth rate?

Corporate Participant: Well, the -- what do you mean when you say interest coverage test, the covenant that we feel we have the biggest issue with because of forecast for the second quarter is charge -- fixed coverage charge ratio which is really an EBITDA ratio which is a bank facility is 1.75. We are going to have difficultly meeting that at the end of the second quarter based upon the forecast that we have in hand today.

Bruce Klein: What's the plan, I mean have you approached the banks or is --?

Corporate Participant: Well, we're always talking to our banks. We don't forecast probably any money under this facility for any part of this year based upon what we know today, but we are constantly talking to our banks about covenants, ratios, and other things.

Bruce Klein: Is that LTM test?

Corporate Participant: Yes, it is.

Bruce Klein: Okay, and it's quarterly, it sounds like?

Corporate Participant: Yes, it is.

Bruce Klein: Okay, thank you.

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Operator: Your next question is from Barry Vogle of Barry Vogle & Associates.

Barry Vogle: Good morning ladies and gentlemen.

Joe Corvin: Hi Barry.

Barry Vogle: Can you Joe, run over your estimate for the various tonnages inclusive of everything in Rocky Mountain, everything in Oregon. I know you gave us 350,000 tons of rail for Rocky Mountain. What's your best estimate for rods and seamless at the Rocky mountain this year?

Joe Corvin: Okay, just give me just a second.

Barry Vogle: Take your time.

Joe Corvin: Okay, as we said we thought we are going to be -- on the rail side of Rocky Mountain, we are going to be in excess of 350,000 tons. We think on the rod side of the business that we are going to be about 450,000 tons; on seamless, we are going to be at 70,000 tons.

Barry Vogle: Now if you do 70,000 tons in seamless, I would think that adds to the profitably this year?

Joe Corvin: Well, it depends on what happens with pricing. But yeah if we don't see a decline in pricing, it could.

Barry Vogle: Okay and as far as the Oregon division, did I hear you say or you're guessing now that you'll do 241,000 tons of pipe?

Joe Corvin: Yeah, that's what we -- I can give you where we think we are going to be, we are going to be at about 500,000 tons of plate; we are going to be at about 240,000 tons of pipe, and we think that coil plate we are going to be at about close to 200,000 tons.

Barry Vogle: So those aren't bad tonnage figures, you know, in terms of plate and coil, so I guess it's the scrap price for you that's killing you?

Joe Corvin: Well, we believe -- we also believe and we are seeing this happening right now, scrap is starting to decline, actually it's coming down pretty well at both divisions, the -- what's not happening, but we expect it to happen is that slab prices -- purchase slab prices so far have not declined, we expect that they will. We think that they have been artificially held up because of demand from China, but that demand appears to have gone away and we think that when that sets in after, you know, here within the next couple of months that slab prices are going to decline dramatically.

Barry Vogle: Now as far as purchase of slabs, what do you expect to purchase this year and what did you purchase last year in slabs?

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Joe Corvin: I would think that probably this year we're going to be about
900,000 tons.

Barry Vogle: You're going to purchase 900,000 tons of slabs?

Joe Corvin: Yeah and I think last year we probably purchased somewhere around 5.

Barry Vogle: So slab cost is very important?

Joe Corvin: Slab cost is extremely important to us, and again we believe that those costs are going to come down. The problem is we're not really sure when exactly that's going to happen, when the slab prices will start to decline. They are -- we believe they're at unusually high levels today, and we believe that they are there because of what was going on with China in the end of last year and the first quarter of this year. But that bubble -- that demand from China appears to have burst, and we think that that's going to bring slab prices down dramatically; we just -- right now, we're not sure when that's going to happen. We're not forecasting; in our forecast we're not looking for that to happen in the second quarter, we're looking for it to happen more in the second half of the year.

Barry Vogle: Can you tell us what the slab costs per ton were on average around the end of December of last year and what they are now?

Joe Corvin: Well, what I will tell you is what the base price is, and the base prices for just carbon slabs, and as you know we buy a mix of specialty API in carbon. But the base price was about $250 a ton for carbon base; that's to all buyers, so it's been very high.

Barry Vogle: What period -- when was that period, when it was 250?

Joe Corvin: That was during the -- well, through the first quarter of this year.

Barry Vogle: What was it, let's say, on average for the fourth quarter of last year?

Joe Corvin: Let me give you a price to what it was -- if I were to look at first quarter of 2002, it was more in the range base price of 210.

Barry Vogle: Okay and so it went from 210 to 250?

Joe Corvin: It has gone up -- and that's base price and it has gone up -- that was a dramatic increase that occurred, and it occurred primarily in the second half of 2002 and end of the first quarter of 2003.

Barry Vogle: Well, if you look at your total output levels, I would think that at 900,000 tons, it's almost as important as scrap as far as raw material source?

Joe Corvin: It is. For the Oregon Steel Division, it is more important than scrap. It's not for the Rocky Mountain Steel Mills Division.

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Barry Vogle: And what happens if the China bubble that has --you say has burst -- what happens if it comes on again as far as demand from China? What can you do about it?

Joe Corvin: I guess what we can do about it is to try to participate in it. You know, one of the things that occurred during this period of time when Chinese were buying so much was that a lot of the producers in the United States, Steel Dynamics and Nucor, were exporting significant amounts of material into China, and there was a point in time in the fourth quarter of 2002 and some during the first quarter where prices for hot bands and for coil going into China were actually higher than they were here in the United States.

Barry Vogle: Right, but let's say that happens again, what as a company can you do to offset that situation if it comes on again?

Joe Corvin: Well, we can increase our melting capacity at Portland -- we do have capacity at Portland for steel making for melting slabs that we could increase that amount of capacity.

Barry Vogle: What would make you come to that conclusion?

Joe Corvin: If, in fact, demand from China ramps up again to where it was and slab prices do not come down, then we would increase our output in our steel-making department at Portland.

Barry Vogle: How much could you increase it to lower your purchase of slabs approximately?

Joe Corvin: We can produce at Portland about 860,000 tons a year. So we would be increasing our output by about -- 450,000 tons is what we could increase to.

Barry Vogle: So, you are saying as this thing becomes a permanent thing -- permanent situation, you could do that to offset 450,000 tons of purchase slabs?

Joe Corvin: Yes, we could.

Barry Vogle: Thank you very much.

Joe Corvin: Good day.

Operator: Your next question is from Barry Haimes of Sage Asset Management.

Barry Haimes: Hi, I have a question follow up on the new proposed pipeline safety rules, and you mentioned a $2 billion spend and that is scheduled to take place in '03. Is this something that's definitively going to happen at the end of this year or is there still some, sort of, political process that has to or hurdle that has to go over, that's the first question? And the second is, to the extent this type of money has to be spend over what timeframe would pipeline companies have to get into compliance of -- over how many years would that spend take place? Thanks.

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Joe Corvin: Well, the bill has been signed in the law; what's actually happening now is they're writing the rules under which they have to do this, it's currently being written, we expect that those rules would be finalized by the end of this year and once the rules are finalized, then the upgrade to the interstate and local pipelines will be carried out over -- I think it's over a -- it's over 20-year period of time. The total cost of this proposal, I think, is about $12 billion to the major gas companies and utilities in the country.
The baseline for it is about a 10-year period. As to when is it likely to begin, we believe that there is going to be some of this that will begin in 2004. The major portion of this is going to be spread over about a 5-year period from a pipe supply standpoint. That's what we believe, beginning in 2004 and then stretching out to 2009 and 2010, in that range.

Barry Haimes: Right and then I know it's varied certainly over the last couple of years, but the domestic pipe market, you know, what's the range been in the last 5 years in terms of just the size of the market currently?

Joe Corvin: Well, I mean, it goes up and down, but the domestic pipeline market probably may be 600,000 tons -- 500,000 to 600,000 tons on average. And in there, you've had some fairly significant projects, last year you had the Kern River project and that was 390,000 tons. But, I would say on average, it's about 500,000 tons.

Barry Haimes: Okay, great, thanks very much.

Joe Corvin: Yeah.

Barry Haimes: I appreciate.

Operator: Your next question is from Brett Levy of Royal Bank Canada.

Brett Levy: Hey guys. As you look at the second quarter, I know you talked to 240,000 tons of pipe, how much of that is going to be, sort of, coming through at the Cameron Highway project as you see it. You know, if you look at the distribution of that 240 over the balance of the year, how does it split up?

Joe Corvin: I would say that probably the Cameron Highway, which was about -- I think it was about 85,000 or 90,000 tons of our forecast. The bulk of that is going to be shipped in the second quarter

Brett Levy: All right, so of the -- so to get 240, you take out 51, you get about 190 to go, somewhere around the 100 in the second quarter?

Joe Corvin: Yeah, about that. That sounds close.

Brett Levy: All right. And for the balance of the year, I know on the previous quarter's conference call you talked about a couple of projects, have those basically kind of slipped into '04?

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Joe Corvin: Not yet, we are actually -- there are still two active projects that we can't confirm because we are still working on those, but they have not slipped, but we are not -- they are our not in our forecast nor are we doing a lot of talking about it until we confirm those projects. We are in the process of trying to do that now.

Brett Levy: All right. And then on the environmental side, can you talk about kind of how that would -- I assume that number flows through CAPEX?

Joe Corvin: Yeah, it does. It's -- are you talking about the upgrade to furnace?

Brett Levy: Yes.

Joe Corvin: Yeah, that does goes through our capital spending.

Brett Levy: So, where would you, you know, based on that project and I guess, the corollary to that is, are there any other environmental settlements that you see coming through in the near-term, but really what I want to get is kind of where do you see CAPEX for this year and next year?

Joe Corvin: I think this year we are probably going to be, you know, $27-$30 million because a lot of the spending for the new furnace is in this year, next year probably will be down around the $23-$25 million, and then looking at a 3-year period, I think, in the third year for the two divisions, it will probably be back in the, you know, $20 million and under range.

Brett Levy: All right. And then on the sheet side, I know your competitor at West has been complaining that some of the restart at least have been kind of flooding the market with hot bands, are you seeing that as well and as you guys look out in the market, where are you seeing hot bands on the West Coast in terms of price?

Joe Corvin: There has been some of that. There has been some of the Midwest and Eastern strip mills that have made offers into the West if you -- on a minimum tonnage basis, you have to take, you know, quite a few tons to get their pricing, but they are offering at around 260-270 FOB their mill and then you have to -- you have to then calculate the freight, but into California and into the West, we -- right now we think that on a delivered basis that hot band into California is probably in the 310-320 range -- going into California.

Brett Levy: All right, thanks very much guys.

Joe Corvin: Okay.

Operator: The next question is from Larry Clibena of Wachovia Securities.

Larry Clibena:Good morning. I'd just like to step back one second, your statement that you are expecting to buy 900,000 tons of slabs versus 500,000 last year, the reason for that as far as the strategy is because of more coil, more flexibility, and I wonder if you could just comment on why the slab purchases are expected to be so much higher?

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Joe Corvin: Well, one of the issues of course is that earlier this year or in --
well, beginning last year and then earlier this year, we reduced the level of operation in our steel making department because of what was going on from a demand standpoint and also because of scrap prices. And so, when we look at overall semi-finished requirements for the year, what we can produce -- what we plan on producing in our own steel making department and what we will need for our finished product, that is what we came up with the -- I guess the difference that you see in that number.

Larry Clibena: So even though the slab pricing is up, it is still more economical?

Joe Corvin: Well, right now it is about a push, but we expect -- and part of the reason it's a push because we are operating with higher scrap prices and to some degree higher energy prices or costs. We do still expect that slab prices are going to come down, and with that, then we would buy more; if they don't -- if that doesn't materialize, then that forecast will be revised.

Larry Clibena: Right.

Joe Corvin: To 900,000 down

Larry Clibena: It's strictly economics, it's not a --

Joe Corvin: It's just economics and politics.

Larry Clibena: Okay. That makes sense. Alright. Thank you.

Operator: Your next question is from Barry Vogle of Barry Vogle & Associates.

Barry Vogle: Joe can you tell us where plate pricing and coil pricing are at the end of March and where it was at the end of December per ton that you were getting? And what price increases have you announced? And can you give us your plate backlog at the end of March -- the pipe backlog, I am sorry?

Joe Corvin: Just a second Barry, let me -- I am just trying to find the numbers here. And these are all averages -- trying it to breakout -- so, let me begin -- because we have such a -- what we have is a mix of product and we have got a lot of heat treat drilling here. So, what I will do is give you what the West Coast -- what I believe the West Coast commodity plate price is right now. And I believe it's about 340-350 a ton delivered. Again as I said, I think coil is about 310-320 delivered and that delivered price is in California. What was the other question you asked Barry?

Barry Vogle: What's the backlog of pipe at the end of March and whether any price increase has been announced?

Joe Corvin: Sorry, we have not announced price increases. Our backlog of pipe at the end of March is about 150,000 tons.

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


Barry Vogle: Okay, then I missed that price increase thing. Is that 340-350 commodity plate pricing and 310-320 of coil pricing, is that including recent price increases?

Joe Corvin: That's just what the prices. We haven't announced any price increases. Right now demand in the West Coast is, I can tell you is not strong enough to warrant any price increase announcement.

Barry Vogle: Okay, thank you very much.

Operator: Your next question is from Brett Levy of Royal Bank of Canada.

Brett Levy: Hey guys, just looking at the way slabs will probably flow through cost of goods sold here and scrap as well because it doesn't seem to be coming down quite as fast as it went up in the first quarter. Any rough order of magnitude of kind of what incremental you expect to pay for slabs in 1Q to 1Q and also what do you expect to pay for scarp, kind of, as a flow through cost of goods sold? And that I, kind of, put them together and get a $6m or $7m incremental cost?

Joe Corvin: We believe that scrap is going to be down about $10 a ton in the second quarter versus first quarter.

Brett Levy: On a realized basis for the average of the whole quarter?

Joe Corvin: Yeah.

Brett Levy: Okay.

Joe Corvin: On slab pricing, right now we are just not seeing a decline. Slab pricing is still holding firm for this quarter.

Brett Levy: All right.

Joe Corvin: However, let me just -- let me say that the -- we think that -- and again this is just our own assumption -- we believe that slab pricing will begin to come down in June, but we probably will not realize the effect of that decrease until the third quarter.

Brett Levy: All right, and then I mean, this is, sort of, a longer-term conceptual question. Steel Dynamics has kind of promoted the idea of their very long rail product, and that it's unique and attractive and that sort of thing. What are you guys hearing from your railroad customers about, sort of, the attractiveness of making a sort of a longer version of the rail product?

Joe Corvin: Well, you know, the real key to -- I think for railroad today, the real issue is variability, you know, the life of the rail once it's put into track and that's what we hear from them all the time, because whenever that -- whenever they have issues with variability, they have to replace that rail; and that means they don't generate revenue over those tracks. And they are very pleased with our rail -- our premium rail and the life they get out of it and that's basically what our discussion is with them -- with premium rails is what they are really interested in, and how long the life of that rail is.

Brett Levy: Al right. I mean, I think the opportunity for the longer rail is less -- wear on the wheels among other things.

Joe Corvin: Now that's -- the real wear for -- that the railroads are concerned about are really on what they call curves, mile curves.

Brett Levy: Right.

Joe Corvin: And it really is that the cargos across get uneven weight patterns on the rail. And that's why they prefer this head-hardened rail that we provide to them, which is the technology of the Japanese. There is, I guess, debate on the merits of the length, but there absolutely is not debate with regard -- with the rail roads on the merits of variability or hardness of the rail and that's where we focus our attention.

Brett Levy: Okay, and the last question. Some of your competitors out at east say that there is a softening in the rod market; are you guys seeing that at west?

Joe Corvin: No, we are not; actually and we've heard that there is supposedly this softening in the rod market and that might of course -- that might be true in certain segments of the rod market, and that is the reason that our strategy has been to upgrade our product offerings into higher carbon value products that are not so dependent upon the construction, highway construction and those things -- that may be part of what they are talking about from a softness standpoint.

Brett Levy: Okay, thanks very much guys.

Operator: Your next question is from Eric Wold of DA Davidson.

Eric Wold: Yes, good morning. You answered most of my questions, but the one that I still have left is in your 10-K you indicated that you are going to closing your melt shop again in May; can you give us any indication of how long you expect that closure to last?

Joe Corvin: Well, I think that what we see it's a temporarily indefinite period of time; it's truly just an economic decision that we are making. What I would tell you is that if slab prices stay up and they don't come down the way that we are forecasting them that the temporary closure of the melt shop would be very, very temporary. So it's just an economic decision, we are really looking at what's going to happen with slab pricing worldwide; we believe that they are going to come down and we believe they are going to come down substantially. If that occurs, then the steel-making department at the Oregon Steel division will be shut down, and we will, of course, then look at what goes on in the semi-finished markets and make a determination as to whether to restart or not.

Eric Wold: Okay, great. That's all I had. Thank you.

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Operator: Your next question if from Barry Haimes of Sage Asset Management.

Barry Haimes: Hi. I had a question on the energy bill that's rolling around Congress and I suspect may be you keep tabs on that. I just wondering what you are hearing about, what the status of that is in each house, and whether there are incentives for in the Las Vegas pipeline in either of the houses' proposed bill so far? Thanks.

Joe Corvin: There is an incentive for the gas line to be built; and it's actually being built. The gas line they are proposing is connection up into the North Slope with the current fields that are up there. The real issue, I think, with that proposed line, I think the house has already passed the bill. It's -- the Senate, of course, has hung up on drilling in Anwar. If that drilling in Anwar is dropped, I believe that the bill would be passed and that that line would be built. The government is offering incentives from a tax standpoint of up to $20 billion for companies that would participate in that line. The line that we have heard about is -- would require 5 million tons of steel to build the line, it would be -- they say the second biggest project in United States' history And, of course, we think that would be wonderful. If that occurred, the timing of that -- I don't think that we have an estimate of the timing of it. And this is just based on things that we've read and things that we've heard. I guess it just depends on what happens when it goes into the senate and whether they can decide at some point in time that they are not going to drill an Anwar and then get on with the rest of the energy bill.

Barry Haimes: Okay, great. Thank you.

Operator: Your next question is from Andy Petitjean of Goldman Sachs.

Andy Petitjean: Just a quick follow-up, do you have your operating profit broken out by segment?

Corporate Participant: Well, segment is defined by the accounting profession, we only one segment.

Andy Petitjean: Well, typically disclose Rocky Mountain versus Portland, do you have that?

Corporate Participant: Yes, we disclosed it when we filed the 10-Q.

Andy Petitjean: Okay. Fair enough, thanks.

Operator: At this time there are no further questions, Mr. Corvin, are there any closing remark.

Joe Corvin: Yeah, I would like to just summarize before we finish the call. And what I like to end with is that we believe that our business strategies are sound and we continue to grow our value added product base and look for opportunities to expand our existing product offerings. We also -- I think need to look at second quarter as we stated in our press release our inventory hangover from the first quarter of 2003 is going to negatively affect manufacturing cost in the second quarter. However, we have seen a decline in our raw material cost recently and we believe that this will continue over the next few months. We believe that there could be some bright spots, that we have not forecasted, welded pipe products and if that may -- prospects may improve as the year progresses. We are -- as we said in our press release, we expect to have a loss in the second quarter, but we anticipate that results will improve in subsequent quarters. And with that, I would thank you very much for participating in our call and have a nice day.

Operator: This concludes today's first quarter Oregon Steel Mills earnings conference call. You may now disconnect.

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